Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of My Size, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 8, 2021

ACTIVIST INVESTING LLC

By:
	Name:	David E. Lazar
	Title:	Chief Executive Officer

CUSTODIAN VENTURES LLC

By:
	Name:	David E. Lazar
	Title:	Chief Executive Officer

DAVID E. LAZAR